Exhibit 3(d)

CERTIFICATE OF INCORPORATION

OF

EFIH FINANCE INC.

The undersigned, a natural person, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does hereby execute this Certificate of Incorporation and does hereby certify as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is:

EFIH FINANCE INC.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand shares (1,000), all of which shall be designated as Common Stock, $0.001 par value.

FIFTH: The name and mailing address of the incorporator is as follows:

Jared S. Richardson	1601 Bryan Street
Dallas, TX 75201

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: In furtherance and not in limitation of the powers conferred by Delaware General Corporation Law, the board of directors of the Corporation is expressly authorized:

To make, alter or repeal the by-laws of the Corporation.

EIGHTH: The number of directors of the Corporation shall be fixed, from time to time, in the manner provided in the by-laws of the Corporation and shall be one(1) or more.

The number of directors constituting the initial Board of Directors is two (2), and the names and addresses of the persons who are to serve until the first annual meeting of the shareholders or until their successors are duly authorized and qualified are:

Paul M. Keglevic	1601 Bryan Street
Dallas, TX 75201

John F. Young	1601 Bryan Street
Dallas, TX 75201

NINTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

Meetings of the stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation law, or (iv) for any transaction from which the director derived any improper personal benefit.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set by my hand this 1st day of September, 2009.

/s/ Jared S. Richardson
Jared S. Richardson
Sole Incorporator